UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No 1)

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Kansas City Life Insurance Company

(Exact name of registrant as specified in its charter)

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Explanatory Statement

Kansas City Life Insurance Company has been asked to revise certain information in its 2010 Proxy Statement pursuant to comments received from the Securities and Exchange Commission earlier this year. In response to the SEC comments, the Company has agreed to revise the following portions of the 2010 Proxy for informational purposes: (1) Section 16(a) Beneficial Ownership Reporting Compliance, which previously indicated the number of exceptions rather than identify the parties that failed to timely file these reports; (2) the Bonus portion of the Compensation Disclosure and Analysis to identify that all bonuses are paid in cash; (3) the Annual Incentive portion of the Compensation Disclosure and Analysis to provide additional information; (4) the addition of an “Equity Compensation” portion to the Compensation Disclosure and Analysis to indicate that all compensation is paid by the Company in cash; and (5) the Summary Compensation Table to provide information for calendar years 2007 and 2008.

Except as described above and detailed below, no other changes have been made to the 2010 Proxy Statement. This supplemental information should be read in conjunction with the 2010 Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of common stock. To the best of the Company’s knowledge, in 2009 all required forms were filed on time with the Securities and Exchange Commission, with the exception of the following:

(a)	Mr. Walter E. Bixby was late filing one Form 4 for one transaction during 2009; and

(b)	Mr. Michael Braude was late filing one Form 4 for one transaction during 2009.

COMPENSATION DISCLOSURE AND ANALYSIS

Bonus. Discretionary bonuses are approved by the Committee and Board of Directors or Executive Committee. The discretionary bonus, if any, is paid in cash.

Annual Incentive. The Company provides the named executive officers and 76 other participants with an opportunity to earn cash incentive awards based on annual performance through the Company’s Annual Incentive Plan (the “AIP”). Annual incentive compensation is paid in cash. The Company targets total cash (base salary + annual incentive) at median of the Hay Group All-Insurance Industry database, as adjusted for company size, when incentive awards are paid at target. Historically, the Committee has established aggressive AIP targets resulting in actual annual incentive payouts below target levels. Consequently, actual total cash received by the Company’s executives has trailed median levels of the competitive market.

AIP participants are divided into six classes based on their level within the Company. Each class is assigned a target incentive opportunity, expressed as a percent of base salary. The more senior the position, the higher the percentage of the award is allocated to corporate goals in order to reflect broader job duties. Incentive opportunities for all AIP participants, with the exception of the Principal Executive Officer, are based on the achievement of three corporate goals and two individual goals. The Principal Executive Officer is incented based solely on the Company’s achievement against corporate goals.

The table below provides annual targets expressed as a percent of base salary for each of the Company’s named executive officers.

Principal Executive Officer
Corporate Goals	Threshold	Target	Maximum
Goal 1 – Financial	14%	28%	42%
Goal 2 – Growth	14%	28%	42%
Goal 3 – Expense	0%	14%	14%
Total:	28%	70%	98%

All other Named Executive Officers
Corporate Goals	Threshold	Target	Maximum
Goal 1 – Financial	6.8%	13.6%	20.4%
Goal 2 – Growth	6.8%	13.6%	20.4%
Goal 3 – Expense	0%	6.8%	6.8%
Corporate Goal Subtotal:	13.6%	34.0%	47.6%
Individual Goal #1	3.0%	3.0%	3.0%
Individual Goal #2	3.0%	3.0%	3.0%
Individual Goal Subtotal:	6.0%	6.0%	6.0%
Total:	19.6%	40.0%	53.6%

The Committee established the following three fiscal year corporate goals for the 2009 AIP: Finance, Growth and Expense Control (discussed more fully below). These metrics were selected because they drive shareholder value and reflect the Company’s emphasis on profitable growth and cost control.

For 2009, the Corporate Goals were as follows:

Weighting	Goals		Performance Measures
40%	Finance Goal: Operating Earnings (Calendar Year)		Threshold		$16.00	MM
			Target		$18.00	MM
			Maximum		$20.00	MM

40%	Growth Goal: Life Insurance Target Premiums	Kansas City Life 32% total weighting	Threshold		$9.80	MM
			Target		$10.10	MM
			Maximum		$10.30	MM
		Third Party 8% total weighting	Threshold		$1.40	MM
			Target		$1.43	MM
			Maximum		$1.47	MM

20%	Expense Goal:		Threshold	$	N/A
	Controllable Expenses		Target		$73.89	MM
			Maximum	$	N/A

The Finance Goal is measured by operating earnings excluding the impact of incentive compensation plans. The Growth Goal is measured by new life insurance target premiums. The Expense Control Goal is measured by controllable expenses. Financial and Growth performance measures have a threshold, target and maximum award. The Expense Goal continues to be achieved or not achieved without threshold or maximum performance levels.

The AIP is designed so that no payouts are made unless the fiscal year earnings trigger is achieved. The intention of the Committee in using an earnings trigger is to prevent AIP payouts unless a specific level of earnings is achieved. For 2009, the earnings trigger of $13 million of operating earnings net of applicable taxes and the impact of incentive compensation plans was achieved and payouts have been made under the AIP. Kansas City Life also exceeded the maximum for the Financial Goal and achieved the Expense Goal. The Company did not meet the threshold for the Growth Goal.

The AIP is designed to award individual and Company performance that result in meeting important Company objectives. To address individual performance, the Company requires participants to set two individual goals that support the Corporate Goals. Achievement of each individual goal permits an additional award to the participant based on the class to which the participant belongs. An award will only be paid for an individual goal if the goal is fully achieved.

The Named Executive Officers (excluding the Principal Executive Officer) had goals unique to their areas of responsibility. Each of the Named Executive Officers was given an individual goal to achieve a reduction in expenses so that their area achieved a pro rata share of the Expense Goal for the year. Mr. Knapp’s second goal related to interaction with the Company’s rating agencies. Mr. Duffy’s second goal related to improving the management tools available to the Company’s sales force. Mr. Milton’s second goal related to capital requirement estimations and risk-based capital modeling. Mr. Krebs second goal related to increasing the Company’s sales force.

The AIP Corporate Goals and earnings trigger are annually recommended by management and approved by the Compensation Committee. In reviewing and approving AIP goals for plan year 2010, the Committee considered current economic conditions, their continued impact on investment values and projected slow recovery of life insurance sales. The Committee’s objective is to establish AIP goals at levels that will drive superior performance, but that remain attainable, to provide the desired motivational impact to AIP participants.

For 2010, the earnings trigger will be a specified net income threshold of $21.67 million. The three corporate goals will be as follows:

2010 Annual Incentive Plan Corporate Goals

Weighting	Goals		Performance Measures
40%	Finance Goal: Operating Earnings (Calendar Year)		Threshold		$21.66	MM
			Target		$27.07	MM
			Maximum		$32.49	MM

40%	Growth Goal: Life Insurance Target Premiums	Kansas City Life 32% total weighting	Threshold		$10.061	MM
			Target		$10.301	MM
			Maximum		$10.540	MM
		Third Party 8% total weighting	Threshold		$1.200	MM
			Target		$1.229	MM
			Maximum		$1.257	MM

20%	Expense Goal:		Threshold	$	N/A
	Controllable Expenses		Target		$73.082	MM
			Maximum	$	N/A

Individual goals will be set by each participant under the direction of management.

Equity Compensation

The Company has determined at this time that all compensation shall be paid in cash. As a result, the Company currently offers no equity compensation or equity compensation plan to its employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(11)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings and Retiree Medical		All Other Compensation		Total
R. Philip Bixby	2009	$688,740	$200	$385,695	$(208,813	)(1)	$89,483	(6)(12(14)	$955,305
President, CEO and	2008	$688,740	$200	$0	$149,249	(1)	$116,548	(6)(14)	$954,737
Chairman of the Board (PEO)	2007	$658,740	$400	$244,730	$16,483	(1)	$102,043	(6)(14)	$1,022,396

Tracy W. Knapp	2009	$284,100	$110	$94,322	$488,688	(2)	$24,434	(7)(13)(14)	$891,654
Senior Vice President,	2008	$276,600	$100	$0	$38,020	(2)	$22,445	(7)(13)(14)	$337,165
Finance (PFO)	2007	$266,400	$180	$78,244	$31,297	(2)	$21,097	(7)(13)(14)	$397,218

Charles R. Duffy, Jr.	2009	$288,360	$200	$95,736	$34,511	(3)	$35,893	(8)(14)	$454,700
Senior Vice President,	2008	$281,160	$190	$0	$43,985	(3)	$41,772	(8)(14)	$367,107
Operations	2007	$272,760	$360	$78,090	$29,499	(3)	$24,478	(8)(13)(14)	$405,187

Mark A. Milton	2009	$287,520	$200	$86,832	$83,199	(4)	$36,801	(9)(14)	$494,552
Senior Vice President	2008	$280,020	$200	$0	$14,598	(4)	$45,431	(9)(14)	$340,249
And Actuary	2007	$269,820	$400	$79,119	$44,361	(4)	$18,290	(9)(13)(14)	$411,990

Donald E. Krebs	2009	$267,600	$130	$88,844	$27,267	(5)	$49,693	(10)(14)	$433,534
Senior Vice President,	2008	$261,300	$120	$0	$17,672	(5)	$51,061	(10)(12)(14)	$330,153
Sales & Marketing	2007	$253,500	$220	$74,231	$19,005	(5)	$18,821	(10)(13)(14)	$365,777

(1)

For 2009, includes $273,656 change in pension value and $(469,425) change in nonqualified deferred compensation earnings and $(13,044) change in retiree medical; for 2008, includes $120,424 change in pension value and $22,731 change in nonqualified deferred compensation earnings and $6,094 change in retiree medical; and for 2007, includes $186,000 change in pension value and $(169,517) change in nonqualified deferred compensation earnings and $17,508 change in retiree medical.

(2)

For 2009, includes $25,561 change in pension value and $461,382 change in nonqualified deferred compensation earnings and $1,745 change in retiree medical; for 2008, includes $11,624 change in pension value and $22,252 change in nonqualified deferred compensation earnings and $4,144 change in retiree medical; and for 2007, includes $14,000 change in pension value and $17,297 change in nonqualified deferred compensation earnings and $6,444 change in retiree medical.

(3)

For 2009, includes $43,274 change in pension value and $(2,698) change in nonqualified deferred compensation earnings and $(6,065) change in retiree medical; for 2008, includes $27,465 change in pension value and $414 change in nonqualified deferred compensation earnings and $16,106 change in retiree medical; and for 2007, includes $35,000 change in pension value and $(5,501) change in nonqualified deferred compensation earnings and $11,505 change in retiree medical.

(4)

For 2009, includes $96,792 change in pension value and $(12,363) change in nonqualified deferred compensation earnings and $(1,230) change in retiree medical; for 2008, includes $24,021 change in pension value and $(16,253) change in nonqualified deferred compensation earnings and $6,830 change in retiree medical; and for 2007, includes $60,000 change in pension value and $(15,639) change in nonqualified deferred compensation earnings and $15,512 change in retiree medical.

(5)

For 2010, includes $26,277 change in pension value and $251 change in nonqualified deferred compensation earnings and $739 change in retiree medical; for 2008, includes $12,384 change in pension value and $(1,766) change in nonqualified deferred compensation earnings and $7,054 change in retiree medical; and for 2007, includes $19,000 change in pension value and $5 change in nonqualified deferred compensation earnings and $11,853 change in retiree medical.

(6)	For each year, includes $8,000 in cash compensation for services as chairman, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.
(7)	For each year, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.
(8)	For each year, includes $3,000 in cash compensation for service as a director for subsidiaries of the registrant.
(9)

For 2009, includes $6,750 in cash compensation for service as a director, $3,750 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. For 2008 and 2007, includes $3,000 in cash compensation for service as a director for a subsidiary each year.

(10)	For each year, includes $2,000 in cash compensation for service as a director for a subsidiary.
(11)	Includes the amounts earned in the Long Term Incentive Plan (LTIP) and the Annual Incentive Plan (AIP) as shown below:

	Year	LTIP	AIP	Total LTIP and AIP
R. Philip Bixby	2009	$0	$385,695	$385,695
	2008	$0	$0	$0
	2007	$19,427	$225,303	$244,730
Tracy W. Knapp	2009	$0	$94,322	$94,322
	2008	$0	$0	$0
	2007	$10,042	$68,202	$78,244
Charles R. Duffy, Jr.	2009	$0	$95,736	$95,736
	2008	$0	$0	$0
	2007	$8,260	$69,830	$78,090
Mark A. Milton	2009	$0	$86,832	$86,832
	2008	$0	$0	$0
	2007	$10,042	$69,077	$79,119
Donald E. Krebs	2009	$0	$88,844	$88,844
	2008	$0	$0	$0
	2007	$9,332	$64,899	$74,231

(12)

Includes total perquisites for R. Philip Bixby as follows: for 2009, $33,332, including $17,321 incremental cost for the personal use of corporate aircraft and a reimbursement of $13,309 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft; for 2008, $58,876, including $30,445 incremental cost for the personal use of corporate aircraft and a reimbursement of $24,407 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft. For 2007, includes total perquisites for R. Philip Bixby of $54,561, including $31,229 incremental cost for the personal use of corporate aircraft and a reimbursement of $19,712 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft. The incremental cost to the Company for personal use of Company aircraft based on the cost of fuel and oil per passenger mile of flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the aircraft is used primarily for business travel, the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of Company aircraft and the cost of maintenance not related to trips are not included.

Also includes total perquisites for Donald E. Krebs for 2008 of $31,718, including $12,312 incremental cost for the personal use of corporate aircraft and a reimbursement of $10,525 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft and $7,608 allowance for the business use of his personal automobile.

(13)	This named executive officer did not receive perquisites totaling $10,000 or more during the year noted.

(14)	Includes:

	Year	Employer 401(k) Match	Employer Contribution to Deferred Comp.
R. Philip Bixby	2009	$14,700	$24,824
	2008	$13,800	$27,524
	2007	$13,500	$26,024
Tracy W. Knapp	2009	$14,700	$546
	2008	$10,494	$2,796
	2007	$10,125	$1,863
Charles R. Duffy, Jr.	2009	$14,700	$1,160
	2008	$13,800	$3,070
	2007	$13,500	$2,866
Mark A. Milton	2009	$14,700	$1,114
	2008	$13,800	$3,001
	2007	$13,500	$666
Donald E. Krebs	2009	$14,700	$18
	2008	$13,800	$1,878
	2007	$13,500	$1,710